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                                                      Registration No. 33- 23617

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           Material Technologies, Inc.
             (Exact name of registrant as specified in its charter)

                             Delaware     95-4622822
              (State or other jurisdiction of     (I.R.S. Employer
             incorporation or organization)     Identification No.)

     Suite 707, 11661 San Vicente Boulevard, Los Angeles, CA          90049
        (Address of Principal Executive Offices)                    (Zip Code)

                  Material Technologies, Inc., 1998 Stock Plan
                            (Full title of the plan)

           Robert M. Bernstein, President, Material Technologies, Inc.
         Suite 707, 11661 San Vicente Boulevard, Los Angeles, CA  90049
                     (Name and address of agent for service)

                                 (310) 208-5589
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

       Title of securities to be registered     Amount to be registered (1)
   Proposed maximum offering price per share (2)     Proposed maximum aggregate
                  offering price     Amount of registration fee

      Material Technology, Inc. Common Stock     800,000 Shares     $1.09375
      --------------------------------------     --------------     --------
                              $875,000     $265.15
                              --------     -------


(1) In addition, under Rule 416(a) of the Securities Act of 1933, as amended, this Registration statement also covers any additional securities issued in connection with a stock split or stock dividend on the registered securities.

(2) September 4, 1998, average bid and asked price for Material Technologies, Inc.'s common stock on the NASDAQ Bulletin Board in accordance with Rule 457(h) and (c) under the Securities Act of 1933, as amended.

                           MATERIAL TECHNOLOGIES, INC.

                  MATERIAL TECHNOLOGIES, INC., 1998 STOCK PLAN

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.    INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

The documents listed below are hereby incorporated by reference into this registration statement, and all documents subsequently filed by Material Technologies, Inc. (the "Company"), with the Securities and Exchange Commission (the "Commission"), pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents:

(a) The Company's Registration Statement under the Securities Act of 1933, File No. 33-23617, effective July 31, 1998.

(b)  The  Company's  Form  10K  for  the  year  ended  December  31,  1997.

(c)    The  Company's  Form  10Q  for  the  first  quarter ended March 31, 1998.

(d)    The  Company's  Form  10Q  for  the  second  quarter ended June 30, 1998.

(e) The Company's Form S-8 registering Shares for the Company's 1998 Stock Option Plan

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein modifies or replaces such statement. Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or replaced.

ITEM  4.    DESCRIPTION  OF  SECURITIES.

800,000 Shares of the Company's Class A Common Stock to be issued under the Company's 1998 Stock Plan.

ITEM  6.    INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

The  Ninth paragraph of the Company's Articles of Incorporation and Article VII,
Section 3, of the Company's Bylaws permit the Company to indemnify its directors to the fullest extent of Delaware law or the law of any other jurisdiction that may be applicable.

Section 14 of the Delaware General Corporation Law permits a corporation, among other things, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or he is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claims, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

In addition, the indemnification and advancement of expenses provided by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

ITEM  8.    EXHIBITS.

                           Exhibit No.     Description

4          Material  Technologies,  Inc.'s  1998  Stock  Plan
5          Opinion  of  Counsel
23(a)          Consent  of  Counsel

ITEM  9.    UNDERTAKINGS.

The  undersigned  registrant  hereby  undertakes:

(a)(1)(iii) To file, during any period in which offers or sales are being made, a post-effective amend-ment to this registration statement to include any material information with respect to the plan of dis-tribution not previously disclosed in the registration statement or any material change to such informa-tion in the registration statement;

(a)(2) That, for the purpose of determining any liability under the Securities Act, each such post-ef-fective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer-ing thereof;

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) That, for purposes of determining any liability under the Securities Act, each filing of the regis-trant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration state-ment relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to direc-tors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or other-wise, the registrant has been advised that in the opinion of the Securities and Exchange Commis-sion, such indemnification is against public policy as expressed in the Act and is, therefore, unenforce-able. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control-ling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate ju-risdic-tion the question whether such indemnification by it is against public policy as expressed in the Secu-rities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 4th day of September, 1998.

                             MATERIAL TECHNOLOGIES, INC.


                              By:  /s/ Robert M. Bernstein
                              Robert M. Bernstein, President

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      Signature: /s/  Robert M. Bernstein
                 Name and Title:      Robert M. Bernstein,
                                      Principal Executive Officer,
                                      Principal Financial Officer,
                             Principal Accounting Officer

                           Date:     September 4,1998

                       Signature:     /s/ Joel Freedman
                        Name and Title: Joel Freedman
                                Director and Secretary

                           Date:     September 4, 1998

                                INDEX TO EXHIBITS

                    Exhibit No.     Description     Page No.
                    -----------     -----------     --------
4 		Material  Technology,  Inc.  1998  Stock  Option  Plan
-          ------------------------------------------------------
5          Opinion  of  Counsel
           --------------------
23(a)      Consent  of  Counsel
-----      --------------------

PAGE  2
MATERIAL  TECHNOLOGIES,  INC.
1998  STOCK  PLAN

                           MATERIAL TECHNOLOGIES, INC.
                                 1998 STOCK PLAN

1. PURPOSE OF THE PLAN. The purpose of the Material Technologies, Inc. 1998 Stock Plan ("Plan") is to provide a means by which Material Technologies, Inc., a Delaware corporation, ("Company") may compensate key employees, advisors, and consultants by issuing stock to them in exchange for services and to thereby conserve the Company's cash resources. In addition, such stock ownership will provide increased incentive for such individuals to render services to the Company in the future and to exert maximum effort for the success of the Company's business.

2.    DEFINITIONS.    As  used  herein, and in any Option granted hereunder, the following  definitions  apply:

a.    "Board"  means  the  Company's  Board  of  Directors.

b.    "Common  Stock"  means  the  Company's  Class  A  Common  Stock.

c.    "Committee"  means the Committee appointed by the Board in accordance with
paragraph  (a)  of  Section  3  of  this  Plan.    If no Committee is appointed,
"Committee"  refers  to  the  Board.

d. "Continuous Employment" or "Continuous Status as an Employee" means the absence of any interruption or termination of employment by the Company or any Subsidiary. Continuous Em-ployment shall not be considered interrupted by sick leave, military leave or any other leave of absence approved by the Company, or in the case of transfers between locations of the Company or between the Company, its Subsidiaries or its successor.

e. "Employee" means any person, including officers, directors, employees, advisors, and con-sultants employed by the Company or any Subsidiary on either a full-time or part-time basis.

f.    "Plan"  means  this  1998  Stock  Plan.

g.    "Share"  means  a  share  of  Common  Stock.

3.    ADMINISTRATION  OF  THE  PLAN.

a.    Procedure.   The Board shall administer the Plan.  The Board may appoint a
----------------
Committee  of not less than two Board members to administer the Plan, subject to
--
such terms and conditions as the Board may prescribe. Once appointed, the Committee shall con-tinue to serve until the Board otherwise directs. >From time to time, the Board may increase the Committee size and appoint additional members, fill va-cancies, however caused, and remove all members and thereafter directly administer the Plan.
Members of the Committee who are either eligible for Options or have been granted Options may vote on any matters affecting Plan administration or granting any Options under the Plan; provided that no such member shall act upon the granting of Stock to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting during which such action is taken.

b.  Powers  of the Committee.  The Committee shall have the author-ity (i) based
----------------------------
on relevant information, to determine the fair market value of the Common Stock;
(ii) to determine the value of the services rendered or to be rendered to the Corporation, (iii) the Employees to whom and the time or times at Common Stock shall be granted and the number of Shares to be issued; (iv) to interpret the Plan; (v) to prescribe, amend and rescind rules and regulations relating to the Plan; (vi) to authorize any person to execute on the Company's be-half any instrument required to effectuate a grant of Common Stock; and (vii) to make all other determinations deemed necessary or advisable for administering the Plan.

c.    Effect  of  Committee's  Decision.    All  decisions,  determinations, and
---------------------------------------
interpretations  of  the  Committee  shall  be  final and binding on any and all
--------
holders  of  Common  Stock  granted  under  the  Plan.
-----

4. STOCK RESERVED FOR THE PLAN, Subject to adjustment under paragraph 8(b) and 8(i) and to Section 9 hereof, a total of 800,000 shares of Class A Common Stock shall be subject to the Plan. Such Shares shall be unissued or previously issued shares re-acquired and held by the Company. The 800,000 Shares shall be and are hereby reserved for issuance under the Plan. Any such shares which remain unsold when the Plan terminates shall cease to be reserved for the Plan, but until termination, the Company shall at all times reserve a sufficient number of shares to meet the Plan's requirements.

5. ELIGIBILITY. Common Stock may be granted only to Employees for services rendered to the Company or on the Company's behalf as determined by the Board or the Committee. An Employee who has been issued Common Stock under the Plan, if he or she is otherwise eligible, may be granted additional Common Stock.

6. FAIR MARKET VALUE LIMITATION. The Board or Committee shall grant the right to receive Common Stock to Employees for services rendered to, or to be rendered to, or on behalf of, the Company such that the fair market value of the Common Stock approximates the fair market value of the services. Such determination of fair market value shall be within the business discretion of the Board and/or Committee.

7. INVESTMENT REPRESENTATION. Each Employee granted Shares under this Plan shall provide a written repre-sentation that he or she is acquiring the Shares for invest-ment and not for resale or with a view to the distributing them to the public. Upon demand, delivery of such a representation prior to the delivery of any shares issued shall be a condition prece-dent to the right of the Employee to receive Shares under the Plan.

8.    AMENDMENTS  OR  TERMINATION.    The Board of Directors may amend, alter or
discontinue  the  Plan.

9. COMPLIANCE WITH OTHER LAWS AND REGULATIONS. The Plan, the grant, and issuance of Shares under the Plan shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by the gov-ernmental or regulatory agency as may be required. The Company shall not be required to issue or de-liver any certificates for shares of Common Stock prior to the completion of any registration or qualifi-cation of such shares under any federal or state law, or any ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable. Further, it is the intention of the Company that the Plan comply in all respects with the provisions of Rule 16b-3 of the Securities and Exchange Act of 1934, as amended. If any Plan provision is found not to be in compliance with Rule 16b-3, the provision shall be deemed null and void.

10. EFFECTIVENESS AND EXPIRATION OF THE PLAN. The Plan shall be effective on September 10, 1998 and on September 10, 2008, ten years after the effec-tive date of the Plan and thereafter no Shares shall be granted under the Plan.



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SEPTEMBER  5,  1998

                                        1


                               [GRAPHIC  OMITED]



                                 LAW OFFICES OF

                                C. TIMOTHY SMOOT
                                    Suite 174
                            23505 Crenshaw Boulevard
                        Torrance, California  90505-5221

                              Telephone: 310/530-3366
                            Telecopier: 310/530-2211
                                                     E-mail: smoot@earthlink.net
                                September 4, 1998

Board  of  Directors
Material  Technologies,  Inc.
Suite  707
11661  San  Vicente  Boulevard
Los  Angeles,  CA    90049

               Re:          Registration  Statement  on  Form  S-8
                            --------------------------------------
Gentlemen:

     I am counsel to Material Technologies, Inc., a Delaware corporation, (the "Corporation"), in connection with preparing and filing a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), registering under the Securities Act of 1933, as amended (the "Act"), 800,000 shares of the Corporation's Class A Common Stock, $.001 par value, (the "Shares") authorized to be granted and issued under the Corporation's 1998 Stock Plan (the "Plan").

     For purposes of this opinion I have examined the Registration Statement, the Corporation's Certificate of Incorporation, as amended, and its by-laws, and such documents, records, agreements, proceedings, and legal matters as I deemed necessary to examine. With respect to any documents or other corporate records which I examined, I assumed the genuineness of all signatures on, and the authenticity of, all documents submitted as originals, and the conformity to the original documents submitted as copies.

     Based upon my examination and subject to the qualifications stated herein, I am of the opinion that:

     1. The Corporation is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     2. The Shares included in the Registration Statement to be issued will be duly authorized and validly issued, and fully paid and non-assessable when issued in accordance with the terms of the Plan.

     I am a member of the California Bar and do not hold myself out as an expert concerning, or qualified to render opinions with respect to any laws other than the California law, the Federal laws of the United States, and Delaware General Corporation Law.


                                   Sincerely,

                               /s/ C.  Timothy  Smoot
                                   C.  Timothy  Smoot
                                   Attorney


PAGE  1

SEPTEMBER  5,  1998

                                        1


                               [GRAPHIC  OMITED]



                                 LAW OFFICES OF

                                C. TIMOTHY SMOOT
                                    Suite 174
                            23505 Crenshaw Boulevard
                        Torrance, California  90505-5221

                              Telephone: 310/530-3366
                            Telecopier: 310/530-2211
                           E-Mail: Smoot@Earthlink.net





                               CONSENT OF COUNSEL



Material  Technologies,  Inc.
Suite  707
11661  San  Vicente  Boulevard
Los  Angeles,  CA    90049



     C. Timothy Smoot, Esq., hereby consents to the use of his opinion dated September 4, 1998, relating to Material Technologies, Inc., a Delaware cor-poration, filing an S-8 Registration Statement with the Securities and Exchange Commission to register 800,000 shares of Class A Common Stock of Material Technologies, Inc., ("Matech") under the Corporation's 1998 Stock Plan and to filing Amendments to the S-8 Registration Statement.



                Torrance, California  /s/  C. Timothy Smoot
                September 4, 1998          C. Timothy Smoot, Attorney